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                Amended and Restated Bridge Loan Promissory Note

$3,987,500                                                        March 23, 2006

         FOR VALUE RECEIVED, BRASADA CALIFORNIA, INC., a Delaware corporation (hereinafter called the "Borrower"), hereby promises to pay to the order of FOOTHILLS RESOURCES, INC., a Nevada corporation (hereinafter called the "Lender"), c/o Gottbetter & Partners LLP, 488 Madison Avenue, 12th Floor, New York, New York 10022, the principal sum of Three Million Nine Hundred Eighty Seven Thousand and Five Hundred Dollars ($3,987,500) (the "Loan"), in lawful money of the United States of America and in immediately available funds.

         1. The outstanding principal balance of this Note, together with accrued and unpaid interest thereon, shall be due and payable no later than the earlier of (i) July 20, 2006 and (ii) the date of closing of the Merger, as contemplated by the term sheet between the parties, dated as of February 15, 2006 (the "Term Sheet"). The date such repayment is due is sometimes referred to as the "Due Date." Upon the closing of the Merger, all indebtedness evidenced hereby shall be deemed canceled and paid in full.

         2. This Note shall bear interest at the rate of nine percent (9%) per annum on (i) for the period from March 17, 2006 through March 22, 2006, the sum of Nine Hundred Ninety Seven Thousand Five Hundred Dollars ($997,500) and (ii) from and after March 23, 2006, the entire principal balance hereof. Interest shall be calculated on the basis of a year of three hundred sixty (360) days applied to the actual days on which there exists an unpaid balance under this Note.

         3. Interest only shall be payable monthly in arrears, commencing thirty (30) days from the date hereof. Thereafter, on the first business day of each month through and including the month in which the Due Date occurs, Borrower shall pay monthly installments of interest only.

         4. Upon an "Event of Default," as defined in the Bridge Loan Agreement described below, the rate of interest accruing on the unpaid principal balance of this Note shall increase to fifteen percent (15%) per annum. Such default interest rate shall continue until all defaults are cured.

         5. This Note is subject to the terms of a Bridge Loan and Control Share Pledge and Security Agreement (the "Bridge Loan Agreement") dated March 17, 2006 by and among the Borrower, the Stockholders and the Lender. This Note is secured by collateral pledged by the Borrower and the Stockholders to the Lender pursuant to a Security Agreement dated March 17, 2006 by and among the Borrower and the Lender (the "Security Agreement"), as well as by the deposit into escrow of the Borrower Control Shares (as defined in the Bridge Loan Agreement) pursuant to the terms of a Pledge and Escrow Agreement dated March 17, 2006 by and among the Borrower, the Lender, the Stockholders and Gottbetter & Partners LLP, as escrow agent (the "Escrow Agreement"). All capitalized and undefined terms herein shall have the meaning given them in the Bridge Loan Agreement, the Security Agreement or the Escrow Agreement.

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         6. Upon the  occurrence of an Event of  Default under  the  Bridge Loan
Agreement or the Security Agreement, the entire principal amount outstanding hereunder and all accrued interest hereon, together with all other sums due hereunder, shall, as provided in the Bridge Loan Agreement, become immediately due and payable.

            Notwithstanding the foregoing, if an Event of Default is cured (or waived by the Lender), the Borrower shall use its best efforts to ensure that the Merger and the Transactions are consummated.

         7. This Note is secured by and is entitled to the benefits of the Security Agreement. In addition to the rights and remedies given it by this Note and the Security Agreement, the Lender shall have all those rights and remedies allowed by applicable laws, including without limitation, the Uniform Commercial Code as in effect in the State of New York. The rights and remedies of the Lender are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others. The Borrower shall be liable for all commercially reasonable costs, expenses and attorneys' fees incurred by the Lender in connection with the collection of the indebtedness evidenced by the Note.

         8. To the extent permitted by applicable law, the Borrower waives all rights and benefits of any statute of limitations, moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement and exemption now provided or which may hereafter by provided by law, both as to itself and as to all of its properties, real and personal, against the enforcement and collection of the indebtedness evidenced hereby.

         9. All notices, requests, demands, and other communications with respect hereto shall be in writing and shall be delivered by hand, sent prepaid by a nationally-recognized overnight courier service or sent by the United States, certified, postage prepaid, return receipt requested, at the addresses designated in the Bridge Loan Agreement or such other address as the parties may designate to each other in writing.

         10.This Note or any provision hereof may be waived, changed, modified or discharged only by agreement in writing signed by the Borrower and the Lender. The Borrower may not assign or transfer its obligation hereunder without the prior written consent of the Lender.

         11.The term "the Borrower" shall include each person and entity now or hereafter liable hereunder, whether as maker, successor, assignee or endorsee, each of whom shall be jointly, severally and primarily liable for all of the obligations set forth herein.

         12.If any provision of this Note shall for any reason be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of this Note, but this Note shall be construed as if this Note had never contained the invalid or unenforceable provision.

         13.This Note shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of

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law provision or rule. Any  controversy  or dispute  arising out of or  relating to this Note shall be settled solely and exclusively in accordance with the provisions of the Bridge Loan Agreement and the Security Agreement, dated as of even date herewith, which provisions are incorporated by reference herein as though fully set forth.


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            IN WITNESS WHEREOF, the  undersigned  Borrower  has  caused  the due execution of this Bridge Loan Promissory Note as of the day and year first herein above written.


                                                BRASADA CALIFORNIA, INC.

                                                By:
                                                --------------------------------
                                                Name:    Dennis B. Tower
                                                Title:   Chief Executive Officer


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